Exhibit 99.1

UTC REPORTS 6 PERCENT SECOND QUARTER EPS GROWTH TO $1.16; RAISES 2007

REVENUES AND EARNINGS ESTIMATES

HARTFORD, Conn., July 18, 2007 – United Technologies Corp. (NYSE:UTX) today reported second quarter 2007 earnings per share of $1.16 and net income of $1.15 billion, up 6 percent and 4 percent, respectively, over the year ago quarter. In 2006, results included gains in excess of restructuring of $0.07 per share. Cash flow from operations was $1.45 billion and, after capital expenditures of $251 million, exceeded net income.

Second quarter revenues increased 13 percent to $13.9 billion, on 10 percent organic growth with continuing strength in commercial aerospace and commercial construction markets as well as accelerating shipments at Sikorsky. Foreign currency translation accounted for three points of the revenue growth and $0.03 of earnings per share. The current period also included $0.02 per share of restructuring costs and no offsetting gains. Excluding restructuring/gains in both periods, earnings per share grew 16% year over year.

“This was yet another strong quarter for UTC,” said George David, UTC’s Chairman and CEO. “Organic revenue growth for the Corporation has been 7 percent or greater in each of the last four years and higher recently with 9 percent in 2006 and 10 percent year to date in 2007. Solid markets worldwide in commercial aviation and commercial construction coupled with the successes of a wide range of new UTC products are doing this, and we see these conditions continuing over the balance of the year and into 2008. Accordingly, we are raising UTC revenues guidance for the year to $53 billion from $51 billion and earnings per share guidance to a range of $4.15-4.25 from $4.05-4.20. Earnings per share growth at revised guidance is 12-15 percent.

“The single soft spot in our markets remains the North American Residential HVAC business, reflecting the continuing U.S. housing downturn. Profitability at Carrier’s North American Residential business accordingly was down in the quarter. However, balance works at Carrier as at UTC overall, and strength in commercial markets worldwide and residential markets internationally drove a solid double digit increase in Carrier’s operating income in the quarter. Other notable operating performance in the quarter included Sikorsky shipments of 49 large helicopters and operating income of $87 million, increasing our confidence in Sikorsky’s full year guidance.

“Cash flow from operations less capital expenditures in the quarter was 104 percent of net income, reflecting primarily improved collections and customer advances. For the full year, we continue to expect cash flow from operations less capital expenditures to exceed net income, UTC’s usual standard,” David added.

Share repurchase in the quarter was $500 million, with year to date repurchases equaling $1 billion. Acquisition guidance remains unchanged at $2 billion for the year.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information as well as a Web cast is available on the Internet at http://www.utc.com.

This release includes “forward-looking statements” concerning anticipated future financial performance, including expected revenues, earnings, cash flow, acquisitions and share repurchase amounts. These statements often contain words such as “expect”, “anticipate”, “plan”, “estimate”, “believe”, “will”, “see”, “guidance” and similar terms. These matters are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the health of the global economy; strength of end market demand in building construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company-specific factors including the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. The level of share repurchases may vary depending on the level of other investing activities. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results,” as well as the information included in UTC’s Current Reports on Form 8-K.

UTC-IR

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United Technologies Corporation

Condensed Consolidated Statement of Operations

(Millions, except per share amounts)	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2007	2006	2007	2006
Revenues	$13,904	$12,264	$26,182	$22,879

Cost and Expenses
Cost of goods and services sold	10,129	8,775	19,125	16,425
Research and development	416	370	798	739
Selling, general and administrative	1,494	1,378	2,890	2,692

Operating Profit	1,865	1,741	3,369	3,023
Interest expense	163	155	313	297

Income before income taxes and minority interests	1,702	1,586	3,056	2,726

Income taxes	(479)	(415)	(921)	(734)
Minority interests	(75)	(68)	(168)	(121)

Net Income	$1,148	$1,103	$1,967	$1,871

Earnings Per Share of Common Stock

Basic	$1.19	$1.12	$2.03	$1.90
Diluted	$1.16	$1.09	$1.98	$1.85

Average Shares
Basic	966	983	967	984
Diluted	990	1,009	991	1,009

As described on the following pages, consolidated results for the quarters and six months ended June 30, 2007 and 2006 include restructuring and related charges and non-recurring items.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

(Millions)	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2007	2006	2007	2006
Revenues

Otis	$2,858	$2,529	$5,586	$4,877
Carrier	4,055	3,751	7,185	6,655
UTC Fire & Security	1,349	1,167	2,595	2,279
Pratt & Whitney	3,108	2,727	5,875	5,295
Hamilton Sundstrand	1,404	1,281	2,717	2,445
Sikorsky	1,198	767	2,204	1,279

Segment Revenues	13,972	12,222	26,162	22,830
Eliminations and other	(68)	42	20	49

Consolidated Revenues	$13,904	$12,264	$26,182	$22,879

Operating Profit

Otis	$532	$472	$1,106	$911
Carrier	489	410	702	614
UTC Fire & Security	101	65	187	130
Pratt & Whitney	522	535	1,012	965
Hamilton Sundstrand	246	212	464	393
Sikorsky	87	42	160	45

Segment Operating Profit	1,977	1,736	3,631	3,058
Eliminations and other	(20)	84	(83)	129
General corporate expenses	(92)	(79)	(179)	(164)

Consolidated Operating Profit	$1,865	$1,741	$3,369	$3,023

As described on the following pages, consolidated results for the quarters and six months ended June 30, 2007 and 2006 include restructuring and related charges and non-recurring items.

United Technologies Corporation

Restructuring and Related Charges

Consolidated operating profit for the quarters and six months ended June 30, 2007 and 2006 includes restructuring and related charges as follows:

	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2007	2006	2007	2006
Restructuring and Related Charges
Otis	$7	$6	$5	$8
Carrier	1	25	13	32
UTC Fire & Security	4	12	6	14
Pratt & Whitney	7	11	27	23
Hamilton Sundstrand	6	9	12	17
Sikorsky	—	19	(3)	19

Segment Restructuring and Related Charges	25	82	60	113
Eliminations and other	—	—	—	—
General corporate expenses	—	—	—	—

Consolidated Restructuring and Related Charges	$25	$82	$60	$113

Consolidated results for the quarters and six months ended June 30, 2007 and 2006 include the following non-recurring items:

Q1—2007

•

Otis: Otis segment results include an $84 million gain from the sale of land. The Consolidated operating results include taxes related to the gain of approximately $29 million in addition to an approximately $27 million charge for the minority partner’s interest in the gain. The resulting impact to consolidated net income is approximately $28 million.

•	Pratt & Whitney: Approximately $40 million gain at Pratt & Whitney from a contract termination.

•	Eliminations and Other: A $216 million loss recorded in connection with the European Union commission fine.

•	Eliminations and Other: A $151 million gain from the sale of marketable securities.

In the first quarter, the net impact of the above items ($0.05 per share), together with $35 million of pre-tax restructuring and related charges ($0.02 per share), had a $0.07 adverse impact to earnings per share.

Q2—2006

•

Pratt & Whitney: Approximately $80 million pretax gain related to the settlement of a claim by the Department of Defense (DoD) regarding Pratt & Whitney’s cost accounting practices for engine parts on commercial engine collaboration programs.

•

Eliminations and Other: Approximately $60 million pretax interest income related to the final determination by the U.S. Congress Joint Committee on Taxation on a disputed issue in the Internal Revenue Service (IRS) examination of tax years 1994 through 1999.

•

Income Taxes: Favorable income tax adjustment of approximately $35 million, related to a determination by the U.S. Congress Joint Committee on Taxation on a disputed issue in the Internal Revenue Service (IRS) examination of tax years 1994 through 1999.

In the second quarter, the net impact of the above favorable items ($0.13 per share), together with approximately $80 million of pre-tax restructuring and related charges ($0.06 per share), contributed $0.07 to earnings per share.

Q1—2006

•	Pratt & Whitney: Approximately $25 million gain realized on the sale of a partnership interest in an engine program at Pratt Canada.

•	Eliminations and Other: Approximately $25 million gain from the sale of marketable securities.

United Technologies Corporation

Condensed Consolidated Balance Sheet

	June 30, 2007	December 31, 2006
(Millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$3,292	$2,546
Accounts receivable, net	8,428	7,679
Inventories and contracts in progress, net	7,974	6,657
Other current assets	2,018	1,962

Total Current Assets	21,712	18,844

Fixed assets, net	5,875	5,725
Goodwill, net	14,610	14,146
Intangible assets, net	3,284	3,216
Other assets	5,076	5,210

Total Assets	$50,557	$47,141

Liabilities and Shareowners’ Equity
Short-term debt	$1,548	$894
Accounts payable	5,100	4,263
Accrued liabilities	10,323	10,051

Total Current Liabilities	16,971	15,208

Long-term debt	7,045	7,037
Other liabilities	6,461	6,763

Total Liabilities	30,477	29,008

Minority interest in subsidiary companies	885	836

Shareowners’ Equity:
Common Stock	9,986	9,395
Treasury Stock	(10,343)	(9,413)
Retained Earnings	20,123	18,754
Accumulated other non-shareowners’ changes in equity	(571)	(1,439)

	19,195	17,297

Total Liabilities and Shareowners’ Equity	$50,557	$47,141

Debt Ratios:
Debt to total capitalization	31%	31%
Net debt to net capitalization	22%	24%

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

	Quarter Ended June 30,		Six Months Ended June 30,
(Millions)	(Unaudited)		(Unaudited)
	2007	2006	2007	2006
Operating Activities
Net Income	$1,148	$1,103	$1,967	$1,871
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	277	256	555	520
Deferred income taxes and minority interest	65	88	8	120
Stock compensation cost	43	47	97	91
Changes in working capital	(118)	(567)	(395)	(741)
Other, net	34	(115)	(330)	(74)

Net Cash Provided by Operating Activities	1,449	812	1,902	1,787

Investing Activities
Capital expenditures	(251)	(218)	(459)	(419)
Acquisitions and disposal of businesses, net	(98)	(67)	(208)	(157)
Other, net	(28)	(48)	130	(84)

Net Cash Used in Investing Activities	(377)	(333)	(537)	(660)

Financing Activities
Increase in borrowings, net	308	461	594	447
Dividends paid on Common Stock	(245)	(249)	(490)	(456)
Repurchase of Common Stock	(500)	(375)	(1,000)	(750)
Other, net	123	126	205	238

Net Cash Used in Financing Activities	(314)	(37)	(691)	(521)

Effect of foreign exchange rates	53	24	72	30

Net increase in cash and cash equivalents	811	466	746	636

Cash and cash equivalents—beginning of period	2,481	2,417	2,546	2,247

Cash and cash equivalents—end of period	$3,292	$2,883	$3,292	$2,883

United Technologies Corporation

Free Cash Flow Reconciliation

(Millions)	Quarter Ended
	June 30, 2007		June 30, 2006
Net income	$1,148		$1,103
Depreciation and amortization	277		256
Change in working capital	(118)		(567)
Other	142		20

Cash flow from operating activities	1,449		812
Cash flow from operating activities as a percentage of net income		126%		74%
Capital expenditures	(251)		(218)

Capital expenditures as a percentage of net income		(22%)		(20%)

Free cash flow	$1,198		$594

Free cash flow as a percentage of net income		104%		54%

Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by the Company. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing the Corporation’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Corporation’s Common Stock and distribution of earnings to shareholders. Others that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities prepared in accordance with Generally Accepted Accounting Principles to free cash flow is above.

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)	Organic growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring items that are not included in organic growth in 2007 include an $84 million gain at Otis from the sale of land (See Note 3 below), a $40 million gain at Pratt & Whitney from a contract termination, and $151 million from the sale of marketable securities, all of which were partially offset by the $216 million loss recorded in connection with the EU commission fine during the first quarter. Non-recurring revenues that are not included in organic growth in 2006 include approximately $25 million from the sale of marketable securities, approximately $80 million from the settlement of Pratt collaboration programs, and approximately $60 million of interest income related to the final ruling on the 1994 – 1999 U.S. federal tax audits.

(3)	Otis segment results include an $84 million gain from the sale of land. The consolidated operating results include taxes related to the gain of approximately $29 million in addition to an approximately $27 million charge for the minority partner’s interest in the gain. The resulting impact to consolidated net income is approximately $28 million.